DELPHAX TECHNOLOGIES REPORTS PROFITABLE FINANCIAL
RESULTS FOR SECOND QUARTER

MINNEAPOLIS, May 3, 2005 — Delphax Technologies Inc. (Nasdaq:DLPX) today reported net sales of $12.8 million for its second fiscal quarter ended March 31, 2005, a decrease of 12 percent from $14.7 million for the same period in fiscal 2004. Second-quarter net income was $262,000, or $0.04 per share, compared with net income of $380,000, or $0.06 per share, for the second quarter of fiscal 2004.

Net sales were $25.8 million and net loss was $257,000, or $0.04 per share, for the six months ended March 31, 2005, compared with net sales of $28.9 million and net income of $740,000, or $0.12 per share, in the first six months of fiscal 2004.

Gross margins for the second quarter and first six months of fiscal 2005 decreased from the year-earlier periods primarily as a result of reduced overhead absorption from lower equipment production levels.

Equipment revenues were slightly higher for the second quarter than for the first quarter of fiscal 2005, as the market for big-ticket printing equipment remained soft. As previously disclosed, the company initiated expense reduction measures to help compensate for the unusually slow recovery in industry demand. These measures began to have an impact on results in the second quarter, contributing to improved gross margins and reduced operating expenses from the first quarter fiscal 2005 and a return to profitability.

“Although printing companies are still exercising extreme caution in committing to major purchases and sales cycles have lengthened, interest in our high-speed CR Series digital web presses is building, both in North America and overseas,” said Jay Herman, chairman and chief executive officer. “In the second quarter, we shipped another of these presses to a major French printing company—the third CR Series sale to a French printer. We currently have four additional CR Series presses undergoing on-site trials with prospective buyers, in Europe, the Far East and the United States.

“On the strength of their superior speed and paper-handling capabilities, the CR Series presses represent the leading edge of a major trend toward digitalization of the commercial industry. Digital print technology offers economic advantages that we believe will prove compelling over time.”

Delphax Technologies Inc. will discuss its second quarter results in a conference call for investors and analysts today, Tuesday, May 3, 2005, at 3:30 p.m. Central Time. To participate in the conference call, please call 1-303-262-2143 shortly before 3:30 p.m. Central Time and ask for the DELPHAX conference call. To listen to a taped replay of the conference, call 1-303-590-3000 and enter the pass code 11029627#. The replay will be available beginning at 5:30 p.m. on May 3, and will remain active through May 17, 2005.

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About Delphax Technologies Inc.
Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently over 4,000 installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the National Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

CONTACTS:
Jeff Mathiesen Chief Financial Officer Delphax Technologies Inc. (952) 939-9000	Tom Langenfeld (for Delphax Technologies Inc.) (952) 920-4624

MORE – FINANCIALS FOLLOW...

DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	(Unaudited)

	Three Months Ended		Six Months Ended
	March 31		March 31

	2005	2004	2005	2004

Sales:
Maintenance, spares and supplies	$11,260	$12,296	$22,848	$24,420
Printing equipment	1,587	2,377	2,969	4,496

NET SALES	12,847	14,673	25,817	28,916
Cost of sales	5,669	6,120	11,956	12,831

GROSS PROFIT	7,178	8,553	13,861	16,085
Operating expenses:
Selling, general and administrative	5,697	6,701	11,443	12,271
Research and development	1,013	1,207	2,082	2,461

	6,710	7,908	13,525	14,732

OPERATING INCOME	468	645	336	1,353
Net interest expense	269	192	528	387
Foreign currency exchange (gain) loss	(75)	(3)	41	75

INCOME (LOSS) BEFORE INCOME TAXES	274	456	(233)	891
Income tax expense	12	76	24	151

NET INCOME (LOSS)	$262	$380	$(257)	$740

Basic earnings (loss) per common share	$0.04	$0.06	$(0.04)	$0.12
Earnings (loss) per common share -
assuming dilution	0.04	0.06	(0.04)	0.12
Weighted average number of shares
outstanding during the period:
Basic	6,306	6,217	6,296	6,216
Diluted	6,366	6,401	6,296	6,332

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

(Unaudited)

	March 31,	September 30,
	2005	2004

ASSETS

Cash, cash equivalents
and short-term investments	$1,066	$1,314
Accounts receivable — net	8,925	7,897
Inventories	19,812	21,710
Other current assets	1,838	2,203
Total current assets	31,641	33,124
Fixed assets — net	1,941	2,368

Total Assets	$33,582	$35,492

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$7,702	$9,788
Current portion of debt	1,154	1,266
Total current liabilities	8,856	11,054
Long-term portion of debt	7,810	7,738
Other long-term liabilities	126	179
Total liabilities	16,792	18,971
Shareholders’ equity	16,790	16,521

Total Liabilities and Shareholders’ Equity	$33,582	$35,492

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

(Unaudited)

	Six Months Ended
	March 31

	2005	2004

OPERATING ACTIVITIES

Net (loss) income	$(257)	$740
Adjustments to reconcile net (loss) income
to net cash provided by operating activities:
Depreciation and amortization	564	695
Non-cash interest on 7% convertible subordinated notes	287	97
Loss on disposal of equipment and fixtures	—	137
Other	38	(202)
Changes in operating assets and liabilities:
Accounts receivable - net	(765)	684
Inventory	2,105	(995)
Other assets - net	606	(491)
Accounts payable and accrued expenses	(2,420)	2,124
Deferred revenue	41	131

NET CASH PROVIDED BY OPERATING ACTIVITIES	199	2,920
INVESTING ACTIVITIES

Purchase of equipment and fixtures	(135)	(325)
Proceeds from sale of short-term investments	-	44

NET CASH USED IN INVESTING ACTIVITIES	(135)	(281)
FINANCING ACTIVITIES

Issuance of 7% convertible subordinated notes	-	3,000
Issuance of common stock:
For interest paid on 7% convertible subordinated notes	128	—
On exercise of stock options	7	79
Repayment on bank credit facilities, net	(445)	(6,623)
Principal payments on capital lease obligations	(47)	(22)

NET CASH USED IN FINANCING ACTIVITIES	(357)	(3,566)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	45	104

DECREASE IN CASH AND CASH EQUIVALENTS	(248)	(823)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,314	2,670

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,066	$1,847

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